UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 3, 2014

EAGLE ROCK ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33016 (Commission File Number)	68-0629883 (IRS Employer Identification No.)

1415 Louisiana Street, Suite 2700
Houston, TX 77002
(Address of principal executive offices)

(281) 408-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 3, 2014, Joseph E. Schimelpfening, the Senior Vice President, Upstream Business of Eagle Rock Energy G&P, LLC (the “Company”), the general partner of the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”), informed the Partnership of his intent to resign to pursue other opportunities. Mr. Schimelpfening’s resignation was accepted on September 8, 2014, and will be effective as of the close of business on September 10, 2014.

In connection with Mr. Schimelpfening’s resignation, the board of directors of the Company intends to appoint Roger A. Fox, the Company’s current Senior Vice President, Midstream Business, to replace Mr. Schimelpfening. Prior to Mr. Schimelpfening’s resignation, Mr. Fox had been expected to cease his employment with the Company at the conclusion of a transition period following the Partnership’s contribution of its midstream business to Regency Energy Partners, LP.

Mr. Fox was elected Senior Vice President, Midstream Business of G&P on March 26, 2012. Until December, 2011, Mr. Fox was employed by BG Group plc, a major United Kingdom-based integrated oil and gas company. From October 2009 to December 2011, Mr. Fox was President of TGGT Holdings, a joint venture between BG Group plc and EXCO Resources. TGGT Holdings is a private midstream company. From September 2006 to September 2009, Mr. Fox was President of Karachaganak Operating Company, a major upstream BG Group plc venture based in Kazakhstan. Mr. Fox is a licensed professional engineer and member of the Institution of Mechanical Engineers and Institution of Gas Engineers & Managers in the United Kingdom. Mr. Fox has no family relationship with any director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P.,
its general partner

By:	Eagle Rock Energy G&P, LLC,
its General Partner

	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and General Counsel

Dated September 8, 2013